EXHIBIT 21.1



      SUBSIDIARIES OF GLOBAL INDUSTRIAL SERVICES, INC.



  1. Stothert Group, Inc., organized and existing under the laws of Vancouver, British Columbia

  2.   A.K. Drilling, a Montana corporation





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